UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

ACCO Brands Corporation (the “Company”) is filing this supplement to its definitive proxy statement (“Proxy Statement”) for its 2025 Annual Meeting of Stockholders (“Annual Meeting”) to correct a typographical error in certain website addresses contained in the Notice of 2025 Annual Meeting of Stockholders (“Meeting Notice”) included with the introductory pages of the Proxy Statement. The corrected website addresses are reflected in the Meeting Notice set forth below.

Please be advised that the website addresses contained in the Notice Regarding the Availability of Proxy Materials mailed to Company stockholders are correct. Except as specifically set forth in this Supplement, all information set forth in the Proxy Statement remains unchanged.

See following page for corrected information.

Notice of 2025 Annual Meeting of Stockholders	Date & Time:	Tuesday, May 20, 2025
	Location:	Virtual at : https://web.viewproxy.com/ACCO/2025
	Record Date:	March 24, 2025

To register for the 2025 Annual Meeting of Stockholders ("Annual Meeting") of ACCO Brands Corporation (“ACCO Brands” or the “Company”) please visit https://web.viewproxy.com/ACCO/2025. Please register no later than one hour prior to the meeting.

Items of Business		Board Recommendation
1	To elect nine directors identified in this Proxy Statement for a term expiring at the 2026 Annual Meeting.	FOR each nominee
2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025.	FOR
3	To approve, by non-binding advisory vote, the compensation of our named executive officers.	FOR
4	To approve an amendment to the ACCO Brands Incentive Plan to increase the number of shares available for future grant.	FOR
5	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.	FOR

We currently are not aware of any other business to be brought before the Annual Meeting. Only holders of record of common stock at the close of business on March 24, 2025 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Your vote is important. Please vote as soon as possible through one of the following methods: (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card.

We are providing access to our proxy materials to our stockholders via the Internet and will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the record date on or about March 28, 2025. We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan.

By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel and Corporate Secretary